Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111412 on Form S-3, and Registration Nos. 333-101490 and 333-128896 on Form S-8, of our reports dated February 29, 2008, relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

New York, New York

February 29, 2008